                                                                     EXHIBIT 2.1

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                       OF

                               CEPTOR CORPORATION
                             (A FLORIDA CORPORATION)

                                      INTO

                     CEPTOR RESEARCH AND DEVELOPMENT COMPANY
                            (a Delaware corporation)

It is hereby certified that:

     1. CepTor Corporation (hereinafter called the "parent corporation") is a corporation of the State of Florida, the laws of which permit a merger of a corporation of that jurisdiction with a corporation of another jurisdiction.

     2. The parent corporation, as owner of all of the outstanding shares of stock of CepTor Research and Development Company, a Delaware corporation (the
"subsidiary"), hereby merges itself into the subsidiary (hereinafter called the
"surviving corporation").

     3. The following is a copy of the resolutions adopted on December 9, 2004 by the Board of Directors of the parent corporation and adopted by written consent on January __, 2005 by the holders of a majority of the outstanding shares of common stock of the parent corporation to merge the parent corporation into the surviving corporation:

     RESOLVED,   that  CepTor   Corporation,   a  Florida   corporation  be
     reincorporated  in the State of Delaware by merging itself into CepTor
     Research and Development  Company, a Delaware  corporation pursuant to the  laws of the  State  of  Florida  and the  State  of  Delaware  as
     hereinafter  provided,  so  that  the  separate  existence  of  CepTor
     Corporation  shall cease as soon as the merger shall become effective, and thereupon  CepTor  Corporation and CepTor Research and Development
     Company  will become a single  corporation,  which  shall  continue to exist under, and be governed by, the laws of the State of Delaware.

     RESOLVED,  that the terms and conditions of the proposed merger are as follows:

               (a) From and after the  effective  time of the  merger,
          all of the estate, property, rights, privileges,  powers and franchises of CepTor  Corporation shall become vested in and held and enjoyed by the surviving  corporation  as fully and entirely and without  change or  diminution as the same were before  held and  enjoyed  by  CepTor  Corporation,  and the surviving corporation shall assume all of the obligations of
          CepTor Corporation.

               (b) No pro  rata  issuance  of the  shares  of stock of
          CepTor Research and  Development  Company which are owned by
          CepTor  Corporation  immediately prior to the effective time of the  merger  shall be  made,  and  such  shares  shall be surrendered and extinguished.

               (c) Each share of common  stock,  par value $0.0001 per
          share,  or share of preferred  stock,  par value $0.0001 per share,  of CepTor  Corporation  which  shall be  issued  and outstanding  immediately  prior to the effective time of the merger  shall be converted  into one issued and  outstanding share of common stock, par value $0.0001 per share, or share of  preferred  stock,  par value  $0.0001 per share,  of the surviving corporation,  respectively, and from and after the effective time of the merger, the holders of all said issued and outstanding  shares of stock of CepTor Corporation shall automatically  be  and  become  holders  of  shares  of  the
          surviving   corporation  upon  the  basis  above  specified,
          whether or not  certificates  representing  said  shares are then issued and delivered.

               (d) After the effective time of the merger, each holder
          of record of any  outstanding  certificate  or  certificates theretofore  representing  stock of CepTor  Corporation  may surrender  the  same  to the  surviving  corporation  at its office in Hunt  Valley,  Maryland,  and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate  of  certificates  representing  the number of shares  of  common  or  preferred  stock  of  the  surviving corporation  equal to the  number  of  shares  of  common or
          preferred   stock  of  CepTor   Corporation,   respectively,
          represented   by   such   surrendered    certificates   (the
          "Conversion Amount"). Until so surrendered, each outstanding certificate  which prior to the effective time of the merger
          represented   one  or  more   shares   of  stock  of  CepTor
          Corporation  shall be deemed for all  corporate  purposes to evidence  ownership  of  shares  of stock  of the  surviving corporation equal to the Conversion Amount.

               (e) From and after the  effective  time of the  merger,
          the  Amended  and  Restated   Certificate  of  Incorporation
          attached  hereto  as  EXHIBIT  A and the  By-Laws  of CepTor
          Research and  Development  Company as in effect  immediately prior to such  effective  time shall be the  Certificate  of
          Incorporation and the By-Laws of the surviving  corporation.
          Said  Certificate  of  Incorporation,   as  amended,   shall
          continue in full force and effect until  amended and changed in the manner  prescribed  by the  provisions of the General
          Corporation Law of the State of Delaware.

               (f)  Immediately  following the  effective  time of the
          merger,  the members of the board of directors  and officers of CepTor Corporation  immediately before the effective time of the merger shall be the members of the Board of Directors and corresponding officers of the surviving corporation.

               (g) From and after the  effective  time of the  merger,
          the  assets and  liabilities  of CepTor  Corporation  and of
          CepTor Research and Development  Company shall be entered on the books of the  surviving  corporation  at the  amounts at which they are carried at such time on the respective  books of CepTor Corporation and of CepTor Research and Development
          Company  subject  to  such  inter-corporate  adjustments  or eliminations,  if any,  as may be required to give effect to the merger.

     RESOLVED, that, the proper officers of CepTor Corporation be, and they hereby are,  authorized and directed to make and execute a Certificate of Ownership and Merger  setting forth a copy of these  resolutions to merge itself into CepTor Research and Development Company and the date of adoption thereof, and to cause the same to be filed and recorded as provided by law, and to do all acts and things whatsoever,  within the
     States  of  Florida  and  Delaware   and  in  any  other   appropriate
     jurisdiction, necessary or proper to effect the merger.

     4.  The  proposed  merger  herein  certified  has been  adopted,  approved, certified,  executed and  acknowledged by CepTor  Corporation in accordance with the laws under which it is organized.

Signed on January 27, 2005.

                                  CEPTOR CORPORATION

                                  By:/s/ William Pursley
                                     -------------------------------------------
                                     Name: William Pursley
                                     Title: Chairman and Chief Executive Officer